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                                                                  EXHIBIT 23.02

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated April 28, 1998, except for Note 9 as to which the date is September 29, 1998, in Amendment No. 8 to the Registration Statement (Form S-1 No. 333-57165) and related Prospectus of Centaur Pharmaceuticals, Inc. in connection with the offering and sale of 1,500,000 shares of its common stock.

  Our audits also included the financial statement schedule of Centaur Pharmaceuticals, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Palo Alto, California

September 30, 1998